                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              STAFF LEASING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                      (Staff Leasing, Inc. Logo)

April 24, 1998

Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Staff Leasing, Inc. to be held on Tuesday, May 26, 1998, at the offices of the Company in Bradenton, Florida, commencing at 9:00 a.m. At this meeting you will be asked to elect two Class III directors.

     It is important that your shares be represented at the meeting whether or not you are personally in attendance, and I urge you to sign, date, and return the enclosed proxy at your earliest convenience.

                                           Yours very truly,

                                           /s/ Charles S. Craig
                                           Charles S. Craig
                                           Chairman of the Board and
                                           Chief Executive Officer

                              STAFF LEASING, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 26, 1998

To the Shareholders of Staff Leasing, Inc.:

     Staff Leasing, Inc. will hold its annual meeting of shareholders at the offices of the Company at 600 301 Boulevard West, Bradenton, Florida, on Tuesday, May 26, 1998, at 9:00 a.m., Bradenton time, for the following purposes:

     (a) to elect two Class III directors to serve until the annual meeting of shareholders in 2001 or until their successors are elected and qualified; and

     (b) to transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 20, 1998, are entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of shareholders entitled to vote at the meeting will be available for examination at the offices of Staff Leasing, Inc., 600 301 Boulevard West, Suite 202, Bradenton, Florida, for ten days before the meeting.

     PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. No postage is required if the proxy card is mailed in the United States. Prompt response by our shareholders will reduce the time and expense of solicitation.

                                           By Order of the Board of Directors,

                                           /s/ Michael D. Craig
                                           Michael D. Craig
                                           Secretary

Bradenton, Florida
April 24, 1998

                              STAFF LEASING, INC.
                             600 301 BOULEVARD WEST
                                   SUITE 202
                            BRADENTON, FLORIDA 34205

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 26, 1998

     Staff Leasing, Inc., a Florida corporation ("Staff Leasing" or the "Company"), furnishes this Proxy Statement to its shareholders in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be used at the annual meeting of shareholders of the Company to be held May 26, 1998. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company before the meeting, and not revoked. You may revoke the proxy at any time before it is exercised. The approximate date on which this Proxy Statement and the enclosed proxy card will first be sent to shareholders is April 24, 1998.

     The enclosed 1997 Annual Report of the Company does not form any part of the proxy solicitation material.

                               ABOUT THE MEETING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock is necessary to constitute a quorum at the annual meeting of shareholders. Abstentions will be treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. In deciding all questions, a holder of common stock is entitled to one vote, in person or by proxy, for each share held in his name on the record date.

     The accompanying proxy, unless the shareholder otherwise specifies therein, will be voted (i) for the election as directors of the Company of the two persons designated under the caption "Election of Directors -- Nominees for Director" and (ii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof.

     To be elected a director, each nominee must receive a plurality of all the votes cast at the meeting for the election of directors. Any abstentions or broker non-votes will have no effect on the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed to the Board his intention to serve the entire term for which his election is sought.

     Where shareholders have appropriately specified how their proxies are to be voted, the proxies will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The Board of Directors does not know of any such other matter or business.

                           OUTSTANDING CAPITAL STOCK

     The record date for shareholders entitled to notice of, and to vote at, the annual meeting of shareholders is the close of business on March 20, 1998. At the close of business on that date, the Company had issued and outstanding and entitled to vote at the meeting 23,515,358 shares of common stock.

     The following table sets forth the beneficial ownership of the Company's common stock as of March 20, 1998, by each director, nominee for director, and executive officer; by each beneficial owner of more than 5% of the outstanding common stock of the Company; and by the directors and executive officers of the Company as a group:

                                                       NUMBER OF SHARES          PERCENT OF
NAME                                                 BENEFICIALLY OWNED(1)   OUTSTANDING SHARES
----                                                 ---------------------   ------------------
Charles S. Craig(2)................................        5,546,834(3)             23.6%
Banque Paribas(4)..................................        2,975,880(5)             12.0
William J. Mullis(6)...............................        1,984,155(7)              8.4
George B. Beitzel..................................          451,227(8)              1.9
Ronald V. Davis....................................          500,207(9)              2.1
Melvin R. Laird....................................               --(10)              --
James F. Manning...................................          370,769(11)             1.6
Elliot B. Ross.....................................           51,851                   *
David T.K. Sarda...................................        1,030,121(12)             4.4
Richard A. Goldman.................................          312,662(13)             1.3
John E. Panning....................................          323,373(14)             1.4
John Bilchak, Jr. .................................          101,871                   *
Joyce Lillis McGill................................          104,574                   *
Directors and executive officers as a group........       10,787,644(15)            45.8

---------------

   * Less than one percent.
 (1) Unless otherwise stated, the beneficial owner has sole voting and investment power over the shares indicated.
 (2) Mr. Craig's address is 600 301 Boulevard West, Bradenton, Florida 34205.
 (3) Includes 10,894 shares held by Mr. Craig's SEP plan and 22,162 shares held by his rollover IRA. Also includes 924,074 shares held by the 11/24/87 Trust FBO KC Craig and 924,074 shares held by the 12/17/86 Trust FBO NH Craig, with respect to which Mr. Craig shares voting and investment power. Also includes 200,000 shares held by C.S. Craig Family Foundation, Inc., of which Mr. Craig is president.
 (4) The address of Banque Paribas is Equitable Tower, 787 7th Avenue, New York, New York 10019.
 (5) Information as of February 13, 1998. Includes warrants to purchase 1,335,362 shares held by Paribas Principal Incorporated and Paribas North America, Inc. and 1,640,518 shares held by Banque Paribas.
 (6) Mr. Mullis's address is 1801 13th Avenue East, Bradenton, Florida 34208.
 (7) Includes 167,000 shares held by the William J. Mullis Grantor Trust, 417,733 shares owned by the William J. Mullis Grantor Annuity Trust, and 1,399,422 shares held by the William J. Mullis Irrevocable Trust. Since the record date, the William J. Mullis irrevocable Trust transferred 1,399,422 shares to the William J. Mullis Grantor Trust.
 (8) Includes 151,726 shares owned by Mary L. Beitzel, 125,052 shares owned by the Mary L. Beitzel Grantor Trust and 125,052 shares owned by the George Beitzel Grantor Trust.
 (9) Includes 500,207 shares held by Davis Capital, LLC.
(10) Excludes 42,037 shares owned by the Trust for Lifetime Benefit of John Laird, 42,037 shares owned by the Trust for Lifetime Benefit of Alison Large, 42,037 shares owned by the Trust for Lifetime Benefit of K. Dalgleish and 42,037 shares owned by the Trust for Lifetime Benefit of David Laird, with respect to all of which Mr. Laird disclaims beneficial ownership.
(11) Includes 104,491 shares owned by Joan M. Manning and 121,278 shares held by the Manning Charitable Remainder Trust. Excludes 7,318 shares owned by the Trust FBO Carey M. Dunne, 7,318 shares owned by the Trust FBO Oliver Dunne, 7,318 shares owned by the Trust FBO Eliza Dunne, 7,318 shares owned by the Trust FBO Allison P. Manning, 7,318 shares owned by the Trust FBO James F. Manning V, 7,318 shares owned by the Trust FBO Reid M. Manning and 7,318 shares owned by the Trust FBO Colton J. Manning.

(12) Includes 99,314 shares and warrants to purchase 16,216 shares owned by the IRA for David Sarda SEP, 359,214 shares owned by Professional Employer Investments, Inc., 184,613 shares owned by Aileen Sarda and 68,420 shares owned by the Sarda Family Trust.
(13) Includes 26,965 shares held by the Trust FBO Zachary I. Goldman, 26,965 shares held by the Trust FBO Zoe A. Goldman, and 257,868 shares held by the Richard A. Goldman Intangible Asset Management Trust. Mr. Goldman disclaims beneficial ownership of the shares held by the Richard A. Goldman Intangible Asset Management Trust.
(14) Includes 1,372 shares owned by Alyssa W. Panning, 1,372 shares owned by Rachael Panning, and 320,629 shares held by the John E. Panning Intangible Asset Management Trust. Mr. Panning disclaims beneficial ownership of the shares held by the John E. Panning Intangible Asset Management Trust.
(15) See notes (1) through (14).

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, the Company believes that all of the Company's directors, executive officers, and owners of more than 10% of the Company's common stock complied during 1997 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 with the exception that Banque Paribas was late in filing its initial statement of beneficial ownership.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, having three-year terms that expire in successive years. The term of office of directors in Class III expires at the 1998 annual meeting. The Board of Directors proposes that the nominees described below be elected to Class III for a term of three years and until their successors are elected and qualified. Following the annual meeting, a vacancy will exist in the Class III directors. Vacancies on the Board of Directors may be filled by the remaining directors or at an annual or special meeting of shareholders.

NOMINEES FOR DIRECTOR

     Richard A. Goldman, age 41, has served as President and been a member of the three-person Office of the Chairman since January 1997. Mr. Goldman served as Senior Vice President of Risk Management and General Counsel of Staff Leasing from July 1995 to January 1997. In May 1997, Mr. Goldman was appointed by Governor Lawton Chiles to Florida's Board of Employee Leasing and became chairman of that board in February 1998. Before joining Staff Leasing, Mr. Goldman was a partner in the New York office of Dechert Price & Rhoads from April 1993 to July 1995.

     John E. Panning, age 47, has served as Chief Financial Officer and been a member of the three-person Office of the Chairman since January 1997. From August 1996 to December 1996, he served as Senior Vice President of Finance of Staff Leasing. Mr. Panning served as Senior Vice President of Sales of Staff Leasing from January 1995 to July 1996. Before joining Staff Leasing, Mr. Panning served as Chief Financial Officer of CityForest Corporation from March 1993 to November 1994.

DIRECTORS CONTINUING IN OFFICE

  Class I Directors

     The following Class I directors have terms ending in 2000:

          Charles S. Craig, age 47, has served as Chairman of the Board of Directors since November 1993. He assumed the additional position of Chief Executive Officer in July 1995. He currently serves as Chairman of the Executive Committee and a member of the Compensation Committee and Nominating Committee of the Board of Directors. Mr. Craig has been a Managing Director of Craig Capital Corporation ("Craig Capital") since 1988 and Chairman of CSG, Inc., the general partner of TCOM, LP, since 1989. An investor group organized by Craig Capital acquired Staff Leasing in 1993. He has served on the boards of CP Industries, Inc., Curtis Industries, Inc., Sinclair & Valentine, LP (Chairman), Schuylkill Metals Corporation, and NASCO, Inc.

          George B. Beitzel, age 69, has served as a director of the Company since November 1993. He currently serves as Chairman of the Audit and Compensation Committees of the Board of Directors and as a member of the Executive Committee. Mr. Beitzel is currently Chairman of the Board of the Colonial Williamsburg Foundation and a director of Bankers Trust New York Corporation, Bitstream Inc., Computer Task Group, Inc., Phillips Petroleum Company, Rohm & Haas Company, TIG Holdings, Inc., and Xillix Technologies Corp.

          Ronald V. Davis, age 51, has been a member of the Board of Directors of Staff Leasing since November 1993 and serves as Chairman of the Nominating Committee and a member of the Audit Committee and Executive Committee. Mr. Davis is currently Chairman of Davis Capital LLC. Mr. Davis served as President and Chief Executive Officer of the Perrier Group of America, Inc. from January 1992 to December 1995. Mr. Davis is also a director of Celestial Seasonings, Inc. and Franchise Mortgage Acceptance Company.

  Class II Directors

     The following Class II directors have terms ending in 1999:

          Melvin R. Laird, age 77, has served as a director of Staff Leasing since February 1997 and is a member of the Audit Committee and the Compensation Committee. Former nine-term member of the United States Congress, Secretary of Defense, and counselor to the President of the United States, Mr. Laird is currently Senior Counselor for National and International Affairs of the Reader's Digest, a member of the board of directors of Reader's Digest Association, Inc., and a member of the Public Oversight Board for the Accounting Profession for SEC registrants.

          Elliot B. Ross, age 52, has been a director of Staff Leasing since March 1994 and is a member of the Nominating Committee. He is currently President of Ross Consulting, Inc., a management consulting firm established in 1989. He was employed by ESSEF Corporation from February 1994 to December 1997, where he served as Chief Operating Officer. Before joining ESSEF Corporation, Mr. Ross was Co-Chairman of Inverness Castings Group from January 1988 to January 1994 and a partner at McKinsey & Company.

BOARD COMMITTEES

     The Board of Directors has appointed an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Executive Committee has and may exercise all of the powers and authority of the Board of Directors of the Company during the periods between regularly scheduled Board meetings to the fullest extent permitted under the bylaws of the Company and the Florida Business Corporation Act. The Audit Committee reviews the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls, and makes recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters that may come before it or as directed by the Board of Directors. The Compensation Committee administers the Company's compensation programs, including the Staff Leasing, Inc. 1997 Stock Incentive Plan (the "Incentive Plan"), and performs such other duties as may from time to time be determined by the Board of Directors. The Nominating Committee is responsible for nominating candidates for election to the Board of Directors of the Company. The Company's bylaws allow a shareholder to nominate directors by delivering written notice to the Company not more than 30 days before nor after the deadline for submitting shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

BOARD AND COMMITTEE MEETINGS

     In 1997, the Board of Directors met four times, the Audit Committee met two times, and the Compensation Committee met three times. Each director attended at least 75% of the total number of meetings of the Board and Committees on which he served.

BOARD COMPENSATION

     Each non-employee director receives an annual fee of $10,000. In addition, contemporaneously with the Company's initial public offering in June 1997, each non-employee director then in office was granted an option to purchase 2,000 shares of common stock at the initial public offering price ($17). These options vest in three equal annual installments beginning in June 1999 and have ten-year terms.

                             EXECUTIVE COMPENSATION

     The following Report of the Compensation Committee and the performance chart included elsewhere in the proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance chart by reference therein.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 1997.

     The Company's compensation program for executives consists of three key elements:

     - a base salary,

     - a performance-based annual bonus, and

     - periodic grants of stock options.

     The Committee believes that this three-part approach best serves the interests of the Company and its shareholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances the long-term interests of shareholders. Under this approach, compensation for these officers involves a high proportion of pay that is "at risk" -- namely, the annual bonus and stock options. The variable annual bonus permits individual performance to be recognized on an annual basis, and is based, in significant part, on an evaluation of the contribution made by the officer to Company performance. Stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company's shareholders.

     Base Salary. Base salaries for the Company's executive officers, as well as changes in such salaries, are based upon recommendations by the Chief Executive Officer, taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position, the contribution and experience of the officer, and the length of the officer's service. The Chief Executive Officer reviews all salary recommendations with the Compensation Committee, which then approves or disapproves the recommendations.

     Annual Bonus. A substantial portion of each executive officer's potential total compensation is in the form of a bonus. Before the beginning of the year, the Chief Executive Officer recommends targeted bonus amounts (as a percentage of base salary) for each executive officer for the coming year. These targets are reviewed by the Compensation Committee. Bonus payments, which must be approved by the Compensation Committee, are based on individual performance and Company performance.

     Stock Options. Stock options are granted to executive officers based on their positions and individual performance. Stock options provide incentive for the creation of shareholder value over the long term and aid significantly in recruiting and retaining executive officers. The Compensation Committee considers recommendations of the Chief Executive Officer and approves all option grants.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     At the beginning of 1997, Mr. Craig's company, Craig Capital Corporation, was receiving a management fee for its services to the Company. Since March 1997, Mr. Craig has received a salary at the rate of $200,000 per year. This salary was established at the time Mr. Craig became an employee of the Company and the management fee arrangement with Craig Capital Corporation was terminated.

     In determining compensation for the Company's Chief Executive Officer, the Compensation Committee considers the criteria described above for all executive officers and especially the impact of the Chief Executive Officer's leadership and creativity on achieving the Company's short-term and long-term goals.

     Although a member of the Compensation Committee, Mr. Craig does not participate in deliberations concerning his compensation. In deciding on Mr. Craig's bonus and stock option grants for 1997, the Compensation Committee took into account Mr. Craig's contribution to the improved performance of the Company in 1997 and to increased shareholder value as evidenced by the Company's successful initial public offering.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Because the Company has not yet exceeded the $1,000,000 compensation threshold, the Compensation Committee has not yet adopted a policy with respect to section 162(m) of the Internal Revenue Code. Generally, that section limits the Company's ability to deduct compensation in excess of $1,000,000 to a particular executive officer in any year. The Compensation Committee will adopt a policy if the Company exceeds this amount.

     This report is submitted by:

         George B. Beitzel
         Charles S. Craig
         Melvin R. Laird

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Beitzel, Craig, and Laird. Mr. Craig is Chairman and Chief Executive Officer of the Company.

     The Company paid $66,667 to Craig Capital Corporation in 1997 for management services. Mr. Craig is the sole shareholder of Craig Capital Corporation. The Company terminated this arrangement when Mr. Craig became an employee of the Company in March 1997.

     Before the completion of its initial public offering in July 1997, the Company operated as a limited partnership of which Staff Acquisition, Inc. was the sole general partner. Mr. Craig was the sole shareholder of Staff Acquisition, Inc. In connection with the initial public offering the Company effected a reorganization in which the limited partners of the limited partnership, including Mr. Craig and the other directors and executive officers, became shareholders of the Company. As a part of the reorganization, Mr. Craig granted the Company an option to acquire all of the outstanding capital stock of Staff Acquisition, Inc. in exchange for 417,900 shares of common stock of the Company. On September 30, 1997, the Company exercised the option and completed the exchange.

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation paid or accrued for services rendered to the Company and its subsidiaries for the last three fiscal years by the Chief Executive Officer and the five other highest-paid executive officers of the Company:

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                             ---------------------------
                                                                                              NUMBER OF
                                                                                                SHARES
                                 ANNUAL COMPENSATION            OTHER        RESTRICTED       UNDERLYING
                              --------------------------       ANNUAL           STOCK          OPTIONS
NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS     COMPENSATION(1)   AWARD(S)(2)       GRANTED
---------------------------   ----   --------   --------   ---------------   -----------      ----------
Charles S. Craig(3).........  1997   $166,667   $200,000                                        45,000
  Chief Executive Officer     1996                            $885,000
Richard A. Goldman..........  1997    152,077    133,650                                        30,000
  President                   1996    131,976     74,250        12,475(4)     $ 66,595(5)(6)
John E. Panning.............  1997    152,077    133,650                                        30,000
  Chief Financial Officer     1996    132,000     74,250                        66,595(6)(7)
John Bilchak, Jr............  1997    123,077     99,000                              (8)       25,000
  Senior Vice President --
  Benefits and Risk
  Management
Joyce Lillis McGill.........  1997    111,862     82,500        35,741(4)      262,873(6)(9)    20,000
  Senior Vice President --
  Sales
James F. Manning............  1997    168,599    105,000
  Vice Chairman(10)           1996    194,131    124,000

---------------

 (1) Does not include perquisites and other personal benefits, securities or property which do not aggregate in excess of the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.
 (2) All long-term compensation identified in this column arises under the Company's restricted equity plan (the "Restricted Equity Plan"). The Restricted Equity Plan allowed the Company to issue equivalent of shares of common stock to its senior executive officers holding positions of Vice President or above. See "Certain Transactions." No awards were made under this plan after January 31, 1997.
 (3) In 1996, the Company paid to Craig Capital management fees of $375,000 and consulting fees of $510,000 in connection with the Company's 1996 private placement. Because Mr. Craig is the sole shareholder of Craig Capital, these amounts are included as compensation to Mr. Craig in this table. Effective March 1997, the Company discontinued the payment of management fees to Craig Capital and employed Mr. Craig at an annual base salary of $200,000.
 (4) Relocation expense reimbursement.
 (5) Mr. Goldman was issued the equivalent of 31,120 shares on December 31, 1996 pursuant to the Restricted Equity Plan which vest 25% per year on the anniversary date of the original issuance. The Company also issued to Mr. Goldman the equivalent of 203,932 shares on June 1, 1995 pursuant to the Restricted Equity Plan. These shares were subject to the following vesting schedule: 20% vested on June 1, 1995; 20% vested on June 1, 1996; 30% vested on June 1, 1997; and 30% vest on June 1, 1998. The remaining restricted portion of these issuances as of December 31, 1997 was 84,520 shares, valued at $1,595,307.
 (6) Values of restricted equity before the Company's initial public offering are based on an independent third party appraisal.
 (7) Mr. Panning was issued the equivalent of 31,120 shares on December 31, 1996 pursuant to the Restricted Equity Plan which vest 25% per year on the anniversary date of the original issuance. The Company also issued to Mr. Panning the equivalent of 299,171 shares on January 1, 1995 pursuant to the Restricted Equity Plan. These shares vest 25% per year on the anniversary date of the original issuance. The remaining restricted portion of these issuances as of December 31, 1997, was 172,926 shares, valued at $3,263,969.
 (8) The Company issued Mr. Bilchak the equivalent of 55,159 shares on January 15, 1996, and 31,120 shares on December 31, 1996, pursuant to the Restricted Equity Plan, which vest 25% per year on the anniversary date of the original issuances. The remaining restricted portion of these issuances as of December 31, 1997, was 64,709 shares, valued at $1,221,387 as of December 31, 1997.
 (9) The Company issued Ms. McGill the equivalent of 104,574 shares on January 31, 1997, under the Restricted Equity Plan which vest 25% per year on the anniversary date of the original issuance. All of these shares were restricted as of December 31, 1997, and their value was $1,973,834.
(10) Mr. Manning retired as an officer of the Company on December 31, 1997.

OPTION GRANTS IN 1997

     The following table shows stock option grants during 1997 to the named executive officers:

                                                       % OF TOTAL
                                                        OPTIONS
                                           NUMBER OF   GRANTED TO
                                            OPTIONS    EMPLOYEES    EXERCISE PRICE   EXPIRATION    VALUE AT
NAME                                        GRANTED     IN 1997       PER SHARE         DATE      GRANT DATE
----                                       ---------   ----------   --------------   ----------   ----------
Charles S. Craig.........................   22,500                      $17.00         6/25/07     $190,040
                                            22,500        6.6%           18.06        12/17/07      201,917
Richard A. Goldman.......................   15,000                       17.00         6/25/07      126,693
                                            15,000        4.4            18.06        12/17/07      134,612
John E. Panning..........................   15,000                       17.00         6/25/07      126,693
                                            15,000        4.4            18.06        12/17/07      134,612
John Bilchak, Jr.........................   15,000                       17.00         6/25/07      126,693
                                            10,000        3.7            18.06        12/17/07       89,741
Joyce Lillis McGill......................   10,000                       17.00         6/25/07       84,462
                                            10,000        2.9            18.06        12/17/07       89,741
James F. Manning.........................       --         --               --              --           --

---------------

(1) The value of the option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 42%; risk-free interest rate of 5.66%; and expected life of six years.

CERTAIN TRANSACTIONS

     The Company leases vehicles from Associated Automotive, Inc. which is owned by William J. Mullis. The aggregate payment under these leases amounted to approximately $270,000 in 1997. The Company believes that these leases are on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

     In connection with the acquisition (the "Acquisition") by the Company of the assets of six related employee leasing companies in November 1993, the Company entered into a five-year agreement with Mr. Mullis providing for annual payments of $312,000 and a five-year agreement related to promotional activities, which provides for annual payments of $50,000 per year to a company owned by Mr. Mullis.

     On May 30 and July 1, 1997, the Company redeemed certain equity interests, pursuant to the terms of such interests, owned by each of Mr. Mullis and David Varnadore, a former executive officer of the Company, for approximately $6.6 million and $165,000, respectively.

     The Company's Restricted Equity Plan was adopted when the Company operated as a limited partnership. The plan allowed the Company to issue, from time to time, the equivalent of shares of common stock to its executive officers holding positions of Vice President and above. The purchase price of these common stock equivalents was determined on the basis of the original purchase price of the common stock equivalents in the Acquisition. The Company lent the purchase price of these common stock equivalents to the participants in the plan on a recourse basis and at the rate upon which interest is imputed under the Internal Revenue Code. Upon completion of the Company's initial public offering, the common stock equivalents issued under the plan were converted to shares of common stock. These shares are subject to forfeiture restrictions, which allow the Company to repurchase the "unvested" portion of these interests at a formula price upon termination of employment of the executive. The Restricted Equity Plan was terminated on February 28, 1997; provided that shares into which common stock equivalents issued pursuant to the plan were converted remain subject to its terms.

     During 1997, Messrs. Goldman, Bilchak, and Manning had outstanding loans from the Company with principal balances totaling $187,421, $92,188, and $135,374, respectively, in connection with purchases under the Restricted Equity Plan, advances to pay taxes incurred when interests vested under the Restricted Equity Plan, and for purchases of other equity interests from the Company. These loans bore interest at rates ranging from 5.9% to LIBOR plus 4%. At December 31, 1997, the aggregate outstanding principal balance of these loans to Messrs. Goldman, Bilchak, and Manning was $123,822, $30,966, and $0, respectively. The loans to make purchases under the Restricted Equity Plan are due November 1, 2000, and the loans to purchase other equity interests are due March 31, 2001.

                            STOCK PERFORMANCE CHART

     The following chart compares the return on the Company's common stock from June 25, 1997 through December 31, 1997, with the Nasdaq Stock Market (U.S.) Index and a Peer Group Index (defned below). The comparison assumes $100 was invested on June 25, 1997, in the Company's common stock, at the initial public offering price, and in the Nasdaq Stock Market (U.S.) Index and the Peer Group Index and assumes reinvestment of dividends and distributions. The Peer Group Index consists of the following professional employer organizations (PEOs):
Administaff, Inc., Digital Solutions, Inc., Employee Solutions, Inc., NovaCare Employee Services, Inc. (as of November 13, 1997), TEAM America Corporation, and The Vincam Group, Inc.

               Measurement Period                  Staff Leasing,                        Peer Group
             (Fiscal Year Covered)                      Inc.          Nasdaq Index         Index
6/25/97                                                        100               100               100
12/31/97                                                       111               109               108

                             SHAREHOLDER PROPOSALS

     Any proposals that shareholders of the Company desire to have presented at the 1999 annual meeting of shareholders must be received by the Company at its principal executive offices not later than December 25, 1998.

                                 MISCELLANEOUS

     Deloitte & Touche LLP acted as the Company's independent auditors for 1997. One or more representatives of Deloitte & Touche LLP will attend the annual meeting, will have an opportunity to make a statement and will respond to appropriate questions from shareholders. The Audit Committee has not yet appointed the independent auditors for 1998.

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The Company will bear the expense of preparing, printing, and mailing the proxy solicitation material and the form of proxy. In addition to use of the mail, proxies may be solicited by personal interview, telephone, and telegram by directors and regular officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                          By Order of the Board of Directors,

                                          /s/ Michael D. Craig
                                          Michael D. Craig
                                          Secretary

Bradenton, Florida
April 24, 1998

                                                                        APPENDIX



[    ]




1. Election of Directors:          FOR all nominees             WITHHOLD AUTHORITY to vote                *EXCEPTIONS
                                   listed below      [ ]        for all nominees listed below     [ ]                  [ ]


Nominees: Richard A Goldman, John E. Panning
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S
NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
            ---------------------------------------------------------------------------------------------------------------




                                                                                              Change of Address and
                                                                                              or Comments Mark Here   [ ]


                                                                                    Please date this proxy and sign your
                                                                                    name exactly as it appears hereon.
                                                                                    When there is more than one owner, each
                                                                                    should sign. When signing as an attorney,
                                                                                    administrator, executor, guardian or trustee,
                                                                                    please add your title as such. If executed by
                                                                                    a corporation, the proxy should be signed by
                                                                                    a duly authorized officer.


                                                                                    Signature
                                                                                              --------------------------------------

                                                                                    Date
                                                                                              --------------------------------------

                                                                                    Signature
                                                                                              --------------------------------------

                                                                                    Date
                                                                                         -------------------------------------------

                                                                                        VOTES MUST BE INDICATED
(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)     (X) IN BLACK OR BLUE INK.         [X]




================================================================================


                              STAFF LEASING, INC.

                      THIS PROXY IS SOLICITED ON BEHALF OF
                     THE BOARD OF DIRECTORS OF THE COMPANY

       The undersigned appoints Charles S. Craig, Richard A. Goldman, and John
E. Panning, and each of them, his proxies with full power of substitution, to vote all the shares of common stock of Staff Leasing, Inc. that the undersigned may be entitled to vote at the annual meeting of shareholders to be held May 26, 1998, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

       THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                         (Continued and to be signed and dated on reverse side.)




                                            STAFF LEASING, INC.
                                            P.0. BOX 11331
                                            NEW YORK, N.Y. 10203-0331